EXHIBIT (E)(3)

              [CATHOLIC FINANCIAL SERVICES CORPORATION LETTERHEAD]

                                                               December 1, 2005

Mr. David Stoeffel
B.C. Ziegler and Company
250 East Wisconsin Avenue
Suite 2000
Milwaukee, Wisconsin  53202

         Re: LETTER AGREEMENT FOR CONTINUOUS OFFERING OF SHARES OF THE CATHOLIC FUNDS, INC. BY SELECTED DEALERS

Dear Sirs:

         Catholic Financial Services Corporation, 1100 West Wells Street, Milwaukee, Wisconsin 53233, (the "Company") desires to enter into an agreement with you for making available to your customers and reselling to us shares of each series of The Catholic Funds, Inc. ("CF") (each such series hereinafter referred to as a "Fund") and whose shares are offered to the public at an offering price which may or may not include a front-end sales charge or a contingent deferred sales charge (hereinafter referred to as "Shares"). Upon acceptance of this Agreement by us, you understand that you may offer Shares and act as authorized agent for your customers' purchases of Shares from us, subject, however, to all of the following terms and conditions, and to our right, without notice, to suspend or terminate the sale of the Shares of any one or more of the Funds:

         Shares will be made available at the current offering price, subject to acceptance by us at our office in Milwaukee, Wisconsin and delivery to the transfer agent, all as defined in the prospectus. All purchase orders, redemption orders and applications of your customers submitted by you are subject to acceptance or rejection in our sole discretion and, if accepted, each purchase will be deemed to have been consummated in Milwaukee, Wisconsin.

         You agree to abide by the provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and all applicable rules and regulations of the Securities and Exchange Commission ("SEC") and the NASD, including without limitation, the NASD Rules of Fair Practice, whether or not you are a broker-dealer subject to the jurisdiction of the SEC and NASD. Without limiting the generality of the foregoing, you agree that you will not withhold placing customers' orders for Shares so as to profit yourself as a result of such withholding. You further agree to comply with all applicable State and Federal laws and the rules and regulations of authorized regulatory agencies. You agree that you will not offer Shares in any state or other jurisdiction unless we have advised you in advance that such sale is exempt from the qualification requirements of such state's securities laws.

B.C. Ziegler and Company
December 1, 2005
Page 2


         Without limiting the generality of the preceding paragraph, we and you each agree to abide by the provisions of the Financial Services Modernization Act of 1999 (Gramm-Leach-Bliley Act), including regulations of the SEC and U.S. Department of Treasury adopted thereunder, and with any and all other applicable state privacy laws, rules and regulations, and to restrict access to nonpublic personal information of your customers and of shareholders of the Fund to those of our respective employees who have a need to know the information to fulfill the respective obligations of the parties to this agreement and otherwise to fulfill the intents and purposes of this agreement. We and you each agree to implement and maintain appropriate reasonable measures that comply with federal and state regulations designed to safeguard nonpublic personal information of your customers and shareholders of the Funds and otherwise to ensure their security and confidentiality of that information.

         You acknowledge that you have received and reviewed copies of CF's policies prohibiting late trading and market timing, and you have reviewed CF's prospectus disclosure with respect to those trading practices. You represent that you have systems and procedures in place adequate to monitor for trading activity that would be inconsistent with those policies, and you covenant that you will cooperate with CF and its transfer agent to monitor compliance with those policies and to enforce them in the manner described in the policies.

         We and you further agree and acknowledge that each of us is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the "AML Laws"), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. We and you each represent and warrant to the other that it is in compliance with and will continue to comply with the AML Laws and applicable regulations in all relevant respects. We and you each further agree to take such further steps, and cooperate with one another as reasonably may be necessary, to facilitate compliance with the AML Laws, including but not limited to the provision of copies of our respective written procedures, policies and controls related thereto ("AML Operations"). You represent that you will grant to the Company, the Company's anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of your AML Operations, books and records pertaining to the Company only. It is expressly understood and agreed that the Company and the Company's compliance officer shall have no access to any of your AML Operations, books or records pertaining to other of your clients.

B.C. Ziegler and Company
December 1, 2005
Page 3


         You will make available to your customers Shares of a Fund only in accordance with the terms and conditions of the then current Prospectus and Statement of Additional Information (collectively referred to as the "Prospectus") relating to that Fund, and you will make no representations about such Shares not included in said Prospectus or in any authorized supplemental material supplied or authorized by us. You will use reasonable efforts in the offer of Shares and agree to be responsible for the proper instruction and training of all brokerage personnel in this area employed by you, in order that the Shares will be offered in accordance with the terms and conditions of this Agreement and all applicable laws, rules and regulations. You agree to hold us harmless and indemnify us, CF and our and their respective officers, directors and employees in the event that you or any of your current or former employees or agents should violate any law, rule or regulation, or any provision of this Agreement, which violation may result in any loss or liability to us, CF, any Fund or any of our affiliates or affiliates of CF. If, by an investor by reason of any such violation, we are required to refund amounts paid by the investor, you agree to return to us any agency commissions previously paid by us to you with respect to the transaction for which the refund is made.

         Furthermore, you agree to indemnify us, our affiliates and CF against any and all claims, demands, controversies, actions, losses, damages, liabilities, expenses, arbitrations, complaints or investigations, including without limitation reasonable attorneys' fees and court costs that are the result of or arise directly or indirectly, in whole or in part, from us, our affiliates or CF acting upon instructions for the purchase, exchange or redemption of uncertificated book shares received through our manual or automated phone system or the Fund/SERV program of National Securities Clearing Corporation; provided such loss, liability or damages are not the result of our breach of any of the provisions of this Agreement or the negligence, recklessness or intentional misconduct of us, our affiliates or CF.

         The Company, in turn, agrees to indemnify you, and your affiliates against any and all claims, demands, controversies, actions, losses, damages, liabilities, expenses, arbitrations, complaints or investigations, including without limitation reasonable attorneys' fees and court costs, which you or any of your affiliates may become subject to and which arise under or out of this Agreement, provided such loss, liability or damage is not the result of a breach by you of any of the provisions of this Agreement or your own negligence, recklessness or intentional misconduct.

         All expenses which you incur in connection with your activities under this Agreement shall be borne by you. In connection with all purchase or redemption orders, you are acting as agent for your customer and each transaction is for the account of your customer and not for your own account. Termination or cancellation of this Agreement shall not relieve you from the requirements of this paragraph as to transactions or occurrences arising prior to such termination.

B.C. Ziegler and Company
December 1, 2005
Page 4


         You will be entitled to agency commissions from the Company on the sale of Shares as described in the current Prospectus for the relevant Fund at the time of the sale. The Company reserves the right to increase, decrease or discontinue payment of agency commissions for sale of Shares at any time in its sole discretion upon written notice to you and any orders placed after the effective date of such change will be subject to the rate(s) of agency commissions in effect at the time of receipt of the payment by us. No commissions shall be paid on any transactions in states where the Fund is not registered or where the Dealer and/or the sales representative are not properly licensed. The Company will keep you apprised in writing of the states in which each Fund's Shares are qualified for sale from time to time.

         You also agree to assist the Company with the development and implementation of a marketing program and sales network for sales of Shares, said services to include the following:

                  o Collaborate and consult with the Company in its efforts to develop a selling dealer network and assist the Company to obtain selling agreements from appropriate members of your wholesale network with whom the Company presently has no selling agreement.

                  o Promoting sales of Shares through: (i) financial intermediaries in your wholesaling network who execute selling agreements with the Company; (ii) your selling staff that specializes in sales to institutional clients; and (iii) Ziegler Consulting Services.

                  o Assist the Company with the development of collateral sales materials.

                  o Provide consulting services to the Company with respect to marketing strategies and product positioning.

         As consideration for providing these services, and in addition to the agency commissions described in the preceding paragraph, the Company agrees to pay to you the special selling compensation for sales of shares of the Catholic Equity Fund as described on Exhibit A attached hereto.

         The parties agree and understand that the foregoing services to be provided by you do not include, and the Company shall remain responsible for:
(i) printing and fulfillment arrangements and costs of all collateral sales materials; (ii) all initiatives with respect to the advocacy of Catholic values undertaken on behalf of the Fund, including the preparation and distribution of newsletters addressing these topics; (iii) the development, preparation and distribution of a newsletter to the Company's own registered representatives; and (iv) regulatory compliance of all collateral sales materials, including those prepared in response to special requests from selling dealers.

B.C. Ziegler and Company
December 1, 2005
Page 5


         Where a front-end sales charge applies to the purchase of a Fund's shares, an investor will be entitled to a reduction in the sales charge on purchases made under a letter of intent in accordance with the current Prospectus of the relevant Fund. In such a case, your agency commission will be paid based upon the reduced sales charge, but adjustment to a higher agency commission will thereafter be made to reflect actual purchases by the investor if he should fail to fulfill his letter of intent.

         Except for sales pursuant to plans established by the Funds with an agent and providing for the periodic investment of new monies, orders will not be accepted for less than the minimum number of shares or dollar amounts set forth in the then current Prospectus of the Fund.

         Payments for purchases of Shares made by telephone or wire order (including purchase orders received through our manual or automated phone system, or via the Fund/SERV program of National Securities Clearing Corporation), and all necessary account information required by us to establish an account or to settle a redemption order, including, without limitation, the tax identification number of the purchaser, shall be provided to us and received by us within three business days after our acceptance of your order or such shorter time as may be required by law. If such payment and other settlement information are not timely received by us, you understand that we reserve the right, without notice, to cancel the purchase or redemption order, or, at our option in the case of a purchase order, to sell the Shares ordered by you back to the relevant Fund, and in either case you may be held responsible for any loss, including loss of profit, suffered by us or any relevant Fund resulting from your failure to make the aforesaid timely payment or settlement. If sales of any Fund's Shares are contingent upon the Fund's receipt of Federal Funds in payment for such Shares, you will forward promptly to us any purchase orders and/or payments received by you for such Shares from your customers. With respect to purchase orders of uncertificated book shares placed via Fund/SERV, you shall retain in your files all documents required to establish an account or to settle a redemption order. You will provide us with the copies of such documents at our request.

         You agree that you will act as agent with respect to Shares only if they are purchased from us or repurchased by us from your customers. If Shares are purchased from us by your customers, you warrant that such purchases are only for investment. If Shares are purchased by you from your customers for redemption to us, you agree that such customers will be paid not less than the applicable redemption or repurchase price then quoted by the Fund.

         We may consider any order you place for Fund Shares to be the total holding of Shares by the investor, and we may assume that the investor is not entitled to any reduction in sales price beyond that accorded to the amount of that purchase order as determined by the schedule set forth in the then current Prospectus for the relevant Fund(s), unless you advise us otherwise when you place the order.

B.C. Ziegler and Company
December 1, 2005
Page 6


         You may place redemption orders with us for Shares owned by your customers, but only in accordance with the terms of the current Prospectus. You understand and agree that by placing a redemption order with us by wire or telephone (including redemption orders for uncertificated book shares placed via our manual or automated phone system or via the Fund/SERV program of National Securities Clearing Corporation), you represent to us that a request for the redemption of the Shares covered by the redemption order has been delivered to you by the registered owner(s) of such Shares, and that such request has been executed in the manner and with the signature(s) of such registered owner(s) guaranteed as required by the then current Prospectus of the applicable Fund(s). Such redemption orders shall be subject to the following additional conditions:

                  (a) You shall furnish us with the exact registration and account number to be redeemed at the time you place a redemption order by wire or telephone. Other than for redemption orders of uncertificated book shares placed via Fund/SERV, you shall tender to us, within three business days of your placing such redemption order: (i) a stock power or letter, duly signed by the registered owner(s) of the Shares which are the subject of the order, duly guaranteed, (ii) any Share certificates required for such redemption, and (iii) any additional documents which may be required by the applicable Fund or its transfer agent, in accordance with the terms of the then current Prospectus of the applicable Fund and the policies of the transfer agent. With respect to redemption orders of uncertificated book shares placed via Fund/SERV, you shall retain in your files all documents required by us to effect such transaction. You will provide us with the original of such documents at our request.

                  (b) The redemption price will be the next net asset value per share of the Shares computed after our receipt, prior to the close of the New York Stock Exchange ("NYSE"), of an order placed by you to redeem such Shares, except that orders placed by you after the close of the NYSE on a business day will be based on the Fund's net asset value per share determined that day, but only if such orders were received by you from your customer prior to the close of business of the NYSE that day and if you placed your redemption order with us prior to our normal close of business that day.

                  (c) In connection with a redemption order you have placed, if you fail to make delivery of all required certificates and documents in a timely manner, as stated above (other than for redemption orders placed via Fund/SERV), or if the registered owner(s) of the Shares subject to the redemption order redeems such Shares prior to your settlement of the order, we have the right to cancel your redemption order. If any cancellation of a redemption order or if any error in the timing of the acceptance of a redemption order placed by you shall result in a loss to us or the applicable Fund, you shall promptly reimburse us for such loss.

B.C. Ziegler and Company
December 1, 2005
Page 7


         If any Shares sold to your customers under the terms of this Agreement are redeemed by any of the Funds (including without limitation redemptions resulting from an exchange for Shares of another Fund) or are repurchased by us as agent for the Fund or are tendered to a Fund for redemption within seven business days after our confirmation to your customers of your original purchase order for such Shares, you shall promptly repay us the full amount of the agency commission (including any supplemental commission) allowed to you on the original sale, provided we notify you of such repurchase or redemption. Termination, amendment or cancellation of this Agreement shall not relieve you from the requirements of this paragraph.

         You will comply with, and conform your practices to, any and all written compliance standards and policies and procedures that we may from time to time provide to you. You understand and agree that we are in no way responsible for the manner of your performance of, or for any of your acts or omissions in connection with, the services you provide under this Agreement. In no transaction shall you have any authority whatsoever to act as agent of a Fund, of CF, of us or of any other Selected Dealer, and nothing in this Agreement shall constitute either of us the agent of the other or shall constitute you, on the one hand, and CF or any of the Funds on the other hand, as the agent of the other. Except as otherwise indicated herein, all transactions in Shares between you and us are as principal, each for its own account.

         Any notice to you shall be duly given if mailed or telegraphed to you at your address as registered from time to time with the NASD. Any notice to the Company shall be sent to 1100 West Wells Street, Milwaukee, Wisconsin 53233,
Attention: Daniel M. Hanrahan, Director of Mutual Fund Operations.

         You may terminate this Agreement by written notice to us, which termination shall become effective ten days after the date of mailing such notice to us. You agree that we have and reserve the right, in our sole discretion without notice to you, to suspend sales of Shares of any of the Funds, at any time, or to withdraw entirely the offering of Shares of any of the Funds (or any particular class of Shares of one or more Funds), at any time, or, in our sole discretion, to modify, amend or cancel this Agreement upon written notice to you of such modification, amendment or cancellation, which shall be effective on the date stated in such notice. Without limiting the foregoing: (a) we may terminate this Agreement if you violate any of the provisions of this Agreement, said termination to become effective on the date we mail such notice to you; (b) any provision hereof to the contrary notwithstanding, the appointment of a trustee for all or substantially all of your business assets, or your violation of applicable state or Federal laws or rules and regulations of authorized regulatory agencies will terminate this Agreement effective upon the date we mail notice to you of such termination; and (c) this Agreement shall terminate automatically and without notice upon your expulsion or suspension by the NASD. Our failure to terminate this Agreement for a particular cause shall not constitute a waiver of our right to terminate this Agreement at a later date for the same or any other cause. All notices hereunder shall be to the respective parties at the addresses listed hereon, unless such address is changed by written notice sent to the last address of the other party provided under this Agreement.

B.C. Ziegler and Company
December 1, 2005
Page 8


         This Agreement shall become effective as of the date when Post-Effective Amendment No. 10 to CF's Registration Statement on Form N-1A becomes effective with the SEC. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of Wisconsin applicable to agreements to be performed in Wisconsin, without giving effect to choice of law rules. This Agreement is not assignable or transferable, except that we may without notice or consent from you, assign or transfer this Agreement to any successor firm or corporation which becomes the Distributor or Sub-Distributor of Shares of the Funds or assign any of our duties under this Agreement to any entity controlled by or controlling the Company or under common control with the Company.

                                         Sincerely,

                                         /s/ Daniel M. Hanrahan
                                         ----------------------
                                         Daniel M. Hanrahan
                                         Director of Mutual Fund Operations

B.C. ZIEGLER AND COMPANY
250 East Wisconsin Avenue
Suite 2000
Milwaukee, Wisconsin  53202


 /s/ David G. Stoeffel
----------------------------------------
Signature

 David G. Stoeffel
----------------------------------------
Name (please print)

 Senior Managing Director
----------------------------------------
Title

                                    EXHIBIT A

                              SELLING COMPENSATION

CATHOLIC EQUITY FUND

         In addition to the standard agency commissions and other selling compensation payable by Catholic Financial Services Corporation ("CFSC") to selected dealers as described in the current Prospectus and Statement of Additional Information of the Catholic Equity Fund from time to time, CFSC shall pay to B.C. Ziegler and Company ("B.C. Ziegler"), out of its own funds, a finder's fee in connection with the sale of shares of the Catholic Equity Fund effected by or through B.C. Ziegler pursuant to this Agreement, excluding shares acquired by investors through the reinvestment of dividend or capital gains distributions. The finder's fee shall be payable by CFSC to B.C. Ziegler at the times that CFSC pays to B.C. Ziegler the standard agency commissions (each such date a "Payment Date"). The finder's fee shall be at the following rates:

          Class A Shares - One quarter of one percent (0.25%) of the net amount invested by the investor

          Class D Shares - One quarter of one percent (0.25%) of the net amount invested by the investor

          Class I Shares - Fifteen Hundredths of one percent (0.15%)
                           of the net amount invested by the investor from $2.0 million up to and including $5.0 million, and one tenth of one percent (0.10%) of the net amount invested in excess of $5.0 million

         This finder's fee shall be refunded by B.C. Ziegler to CFSC with respect to purchase of Class A Shares in amounts greater than $1.0 million if the investor redeems the subject shares within 12 months of purchase. Any such refund shall be paid by B.C. Ziegler to CFSC on the next Payment Date following the date of redemption. For any Payment Date, CFSC and B.C. Ziegler may net CFSC's obligation to pay any standard agency commissions and finder's fees to B.C. Ziegler against B.C. Ziegler's obligation to make any refund payment to CFSC, in which case the appropriate party shall pay the net amount owing to the other party on the relevant Payment Date.


                                      A-1